Exhibit 99.1
Encore Acquisition Company Announces Third Quarter 2008 Results
FORT WORTH, Texas—(BUSINESS WIRE)—October 28, 2008
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited third quarter 2008 results.
The following table highlights certain reported amounts for the third quarter of 2008 as compared to the third quarter of 2007 (in millions, except average price amounts):

	Qtr Ended Sept 30,
	2008	2007
Oil and natural gas revenues	$335.3	$191.7
Average realized combined price ($/BOE)	$92.00	$56.45
Development and exploration costs incurred	$186.3	$78.0
Unproved acreage costs incurred	$17.3	$16.8
Acquisition related costs incurred	$52.7	$30.1
Adjusted EBITDAX	$204.7	$121.4
Net income	$206.3	$12.0
Net income excluding certain items	$64.9	$24.9
Weighted average diluted shares outstanding	53.5	54.2
Adjusted EBITDAX increased 69 percent to $204.7 million for the third quarter of 2008 as compared to $121.4 million for the third quarter of 2007. Adjusted EBITDAX is defined as adjusted earnings before interest, income taxes, depletion, depreciation, and amortization, impairment of long-lived assets, non-cash equity-based compensation expense, non-cash derivative fair value gains and losses, minority interest, and exploration expense. Adjusted EBITDAX is reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Encore recorded record net income in the third quarter of 2008 of $206.3 million ($3.80 per diluted share) as compared to $12.0 million ($0.22 per diluted share) in the third quarter of 2007. Net income for the third quarter of 2008 included a pre-tax net derivatives gain of $239.4 million comprising settlement payments of $22.7 million, premium amortization of $14.8 million, and a mark-to-market gain of $276.9 million. Net income for the third quarter of 2007 included a pre-tax net derivatives loss of $15.8 million comprising settlement payments of $7.1 million, premium amortization of $11.7 million, and a mark-to-market gain of $3.0 million.
Encore reported net income excluding certain items for the third quarter of 2008 of $64.9 million ($1.15 per diluted share), a 160 percent increase over net income excluding certain items for the third quarter of 2007 of $24.9 million ($0.46 per diluted share). Net income excluding certain items for the third quarter

Encore Acquisition Company
Third Quarter 2008 Results
of 2008 excludes derivative gains and losses not related to the current period, non-cash compensation expense related to Encore Energy Partners LP (“ENP”), and impairment of long-lived assets. Net income excluding certain items for the third quarter of 2007 excludes derivative gains and losses not related to the current period, non-cash compensation expense related to ENP, and loss on divestiture of oil and natural gas properties. Net income excluding certain items is reconciled to its most directly comparable GAAP measure of net income in the attached financial schedules.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “The third quarter was a terrific quarter for Encore. We were pleased with our production growth, but more importantly we are very excited about our plans for 2009. Since Encore’s inception, we have been espousing the importance of shallow declining properties, a strong hedging position, and high rate of return projects. In no other time in Encore’s history have these three factors been more important. Because of our long-life portfolio, our savvy hedging program, and our high return budget, we will be able to exit 2009 in an even stronger position than today. In 2009, Encore will be able to grow three to five percent, repurchase $40 million of stock, and repay $55 million of debt. Our properties and hedging position place us in a unique position relative to our peers. We are ready for 2009 whether commodity prices are high or low.”
Oil and natural gas revenues increased 75 percent in the third quarter of 2008 to $335.3 million as compared to the $191.7 million in the third quarter of 2007, as the Company continued to reap the benefits of the high commodity price environment, as well as enjoy strong operating results.
The Company’s NYMEX oil differential in the third quarter of 2008 was $10.46 per Bbl as compared to $7.37 per Bbl in the third quarter of 2007. The average NYMEX oil price rose to $118.67 per barrel (“Bbl”) in the third quarter of 2008 versus $75.17 per Bbl in the third quarter of 2007. As a percentage of NYMEX, the Company’s NYMEX oil differential decreased slightly from 10 percent in the third quarter of 2007 to nine percent in the third quarter of 2008. The combined effect of rising commodity prices and a lower relative differential was a 60 percent increase in the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production. It rose to $108.21 per Bbl for the third quarter of 2008 from $67.80 per Bbl in the third quarter of 2007. The Company’s average wellhead prices and related differentials exclude the effects of hedging activities, as these are recorded outside of revenue as derivative fair value gains or losses.
Production volumes averaged 39,617 BOE/D in the third quarter of 2008, comprising 26,975 barrels of oil per day and 75,847 Mcf of natural gas per day. This represents an increase of seven percent over third quarter of 2007 production of 36,917 BOE/D, and it exceeded the high end of the Company’s previously announced production guidance.
Lease operations expenses (“LOE”) were $49.0 million for the third quarter of 2008 ($13.43 per BOE) versus $37.1 million for the third quarter of 2007 ($10.93 per BOE). Encore’s reported LOE per BOE in the third quarter of 2008 remained in line with previously released guidance.
Exploration expenses for the third quarter of 2008 increased to $13.4 million ($3.67 per BOE) from $8.9 million ($2.63 per BOE) in the third quarter of 2007. The Company also recorded an impairment charge of $26.3 million on the Richland Plantation A 1 and the Joe Jackson 4-13H, the first two wells the Company has drilled in the Tuscaloosa Marine Shale (“TMS”). These appraisal wells, while experiencing some mechanical problems, demonstrated the ability to drill a horizontal lateral in a stable shale and establish sustained oil production from the TMS. Therefore, the Company will invest more in the first wells because drilling and completion techniques are expected to be optimized for future

Encore Acquisition Company
Third Quarter 2008 Results
development wells. The Company has drilled its third appraisal well, which is currently waiting on completion, and is currently drilling its fourth well.
General and administrative (“G&A”) expenses for the third quarter of 2008 were $15.3 million ($4.20 per BOE) versus $12.7 million ($3.73 per BOE) in the third quarter of 2007. Encore’s reported G&A per BOE in the third quarter of 2008 remained in line with previously released guidance.
Operations Update
Bakken/Sanish
Encore is continuing its highly successful Sanish program in the Charlson area and expanded the Sanish drilling to the Cherry prospect area by adding a third rig in September of 2008. Encore drilled four 640 acre Bakken and Sanish wells in the third quarter. These four wells averaged approximately 650 BOE/D over the first seven days and approximately 515 BOE/D over the first 30 days.
Encore has re-fracture stimulated three more Murphy Creek Middle Bakken wells with encouraging results. Production was increased by 95 BOE/D per well on average for the first two months after re-stimulation. The re-fracture stimulation program is adding reserves and improving the economics of the Company’s Bakken drilling program.
Ben Nivens, the Company’s Chief Operating Officer, stated, “We plan on releasing the most inefficient of our three contracted rigs drilling in the Bakken during the fourth quarter of 2008 and subsequently picking up a more efficient replacement rig at the beginning of the first quarter of 2009. Similar to the stock buyback, Encore will use the lull in the activity to improve the Company.”
West Texas
It was a record quarter in the West Texas Joint Venture with ExxonMobil as the Company turned seven deep wells over to production. The wells had an average IP of 4.1 MMcfe/D. Four of the wells were in the Midland Basin, two in the Delaware Basin, and one was in the Val Verde Basin. To date a total of 29 deep gas wells have been brought online in the joint venture.
Ark-LA-Tex
The Stockman Field in East Texas continues to outperform the Company’s expectations. Four new Travis Peak wells were brought online in the quarter with an average IP of 3.6 MMcfe/D.  The most recent well, the Wheeler 3, completed the second stage fracture stimulation in the Travis Peak at a gross peak rate of 6.2 MMcf/D and 90 Bbls/D.
The Company plans to spud its first Haynesville shale well in November 2008 at the Greenwood Waskom field. This well is expected to be online in the first quarter of 2009.
Tuscaloosa Marine Shale
Encore plans to complete the 4,100 feet of lateral in the Weyerhaeuser #1H in St. Helena Parish, Louisiana in November 2008. This completion has been delayed approximately five weeks due to the short supply of high-strength proppant.

Encore Acquisition Company
Third Quarter 2008 Results
Hedging Update
The Company has executed a hedge plan that protects over 95 percent of its estimated oil production for 2009. The hedges include floors at $110.00 per barrel (“Bbl”) for 11,630 barrels of oil per day (“BOPD”), swaps at $86.21 per Bbl for 6,000 BOPD, and floors at $80.00 per Bbl for 8,000 BOPD. The counterparties to these hedges are a diverse group comprising eleven institutions, all of which are rated A- or better by Standard & Poor’s and/or Fitch, with the majority rated AA- or better.
Under the various NYMEX pricing assumptions, the Company’s hedging portfolio is expected to generate the following cash flows in 2009 (net of deferred premiums, in thousands):
Natural Gas
($/Mcf)

	Crude Oil ($/Bbl)
	$50.00	$60.00	$70.00	$80.00
$5.00	$362,668	$269,118	$176,299	$82,749
$6.00	$359,894	$266,344	$173,525	$79,975
$7.00	$357,120	$263,570	$170,751	$77,201
$8.00	$354,970	$261,420	$168,601	$75,051
Liquidity Update
At September 30, 2008, the Company’s long-term debt was $1.2 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $622.9 million of outstanding borrowings under revolving credit facilities due March 7, 2012.
The amount outstanding on revolving credit facilities increased $75.9 million during the third quarter of 2008, primarily as a result of exercising a preferential right for proved production and Haynesville acreage, tax payments to the Internal Revenue Service, and hedge premiums for 2009. The borrowing base is $1.1 billion for Encore Acquisition Company and $240 million for ENP. At September 30, 2008, Encore Acquisition Company had availability under its revolving credit facility of $617.1 million and ENP had $99.9 million of availability under its revolving credit facility.
The syndicate of lenders underwriting Encore Acquisition Company’s facility comprises 30 banking and other financial institutions, and the syndicate of lenders underwriting ENP’s facility comprises 13 banking and other financial institutions, both after taking into consideration recently announced mergers and acquisitions within the financial services industry. None of the lenders are underwriting more than eight percent of the respective total commitments. The Company feels the large number of lenders, the relatively small percentage participation of each, and the relatively high level of availability under each facility provides adequate diversity and flexibility should further consolidation occur within the financial services industry.
Fourth Quarter 2008 Outlook
The Company expects the following in the fourth quarter of 2008:

Average daily wellhead production volumes	41,000 to 42,000 BOE/D
Average daily net profits production volumes	1,300 to 1,700 BOE/D
Average daily reported production volumes	39,300 to 40,700 BOE/D

Encore Acquisition Company
Third Quarter 2008 Results

Development and exploration capital	$170 to $190 million
Unproved capital	$10 to $15 million
LOE	$12.35 to $12.80 per BOE
G&A expenses	$3.60 to $4.10 per BOE
Depletion, depreciation, and amortization	$15.75 to $16.75 per BOE
Production, ad valorem, and severance taxes	10.0% of wellhead revenues
Oil differential	-11% of NYMEX oil price
Natural gas differential	1% of NYMEX natural gas price
Income tax expense	37% effective rate
Income tax expense deferred	90% deferred
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, October 29, 2008 at 9:00 A.M. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 69593655.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 69593655. The replay will be available through November 12, 2008. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the likelihood and benefits of acquisitions and dispositions, drilling plans and expectations, expected production volumes, the expected benefits of existing hedging programs, expected revenues, expected expenses, expected taxes (including the amount of any gain or deferral), expected capital expenditures (including, without limitation, as to amount and property), expected differentials, potential hedging programs, opportunities for acreage expansion, future purchases under the stock repurchase program, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these

Encore Acquisition Company
Third Quarter 2008 Results
statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air injection program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; the ability of derivative counterparties and lenders to fulfill their obligations to the Company; industry trends; and other factors detailed in Encore’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts

Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Oil	$268,543	$159,295	$776,001	$377,514
Natural gas	66,772	32,439	182,973	110,548
Marketing	2,163	3,282	8,740	27,139

Total revenues	337,478	195,016	967,714	515,201

Expenses:
Production:
Lease operations	48,966	37,114	130,013	105,186
Production, ad valorem, and severance taxes	33,350	20,003	95,845	51,750
Depletion, depreciation, and amortization	58,545	49,026	159,114	136,372
Impairment of long-lived assets	26,292	—	26,292	—
Exploration	13,381	8,920	30,462	23,856
General and administrative	15,303	12,668	36,549	26,216
Marketing	1,855	4,089	9,362	27,607
Derivative fair value loss (gain)	(239,435)	15,786	82,093	68,166
Other operating	4,073	6,351	9,805	13,667

Total operating expenses	(37,670)	153,957	579,535	452,820

Operating income	375,148	41,059	388,179	62,381

Other income (expense):
Interest	(18,124)	(23,933)	(54,669)	(68,040)
Other	1,553	857	3,090	1,889

Total other expense	(16,571)	(23,076)	(51,579)	(66,151)

Income (loss) before income taxes and minority interest	358,577	17,983	336,600	(3,770)
Income tax provision	(121,184)	(8,986)	(118,595)	(1,490)
Minority interest in loss (income) of consolidated partnership	(31,086)	2,988	(16,198)	2,988

Net income (loss)	$206,307	$11,985	$201,807	$(2,272)

Net income (loss) per common share:
Basic	$3.95	$0.23	$3.85	$(0.04)
Diluted	$3.80	$0.22	$3.70	$(0.04)

Weighted average common shares outstanding:
Basic	52,258	53,198	52,466	53,140
Diluted	53,521	54,179	53,670	53,140
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
	EAC Standalone	ENP	EAC Standalone	ENP
Revenues:
Oil	$224,101	$44,442	$647,223	$128,778
Natural gas	56,956	9,816	154,347	28,626
Marketing	718	1,445	3,533	5,207

Total revenues	281,775	55,703	805,103	162,611

Expenses:
Production:
Lease operations	40,124	8,842	108,191	21,822
Production, ad valorem, and severance taxes	27,609	5,741	79,524	16,321
Depletion, depreciation, and amortization	49,481	9,064	131,715	27,399
Impairment of long-lived assets	26,292	—	26,292	—
Exploration	13,335	46	30,349	113
General and administrative	12,706	2,597	28,097	8,452
Marketing	539	1,316	4,044	5,318
Derivative fair value loss (gain)	(168,992)	(70,443)	60,521	21,572
Other operating	3,729	344	8,779	1,026

Total operating expenses	4,823	(42,493)	477,512	102,023

Operating income	$276,952	$98,196	$327,591	$60,588

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Net income (loss)	$201,807	$(2,272)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	393,780	269,140
Changes in operating assets and liabilities	(66,600)	(53,224)

Net cash provided by operating activities	528,987	213,644

Net cash used in investing activities	(536,094)	(833,150)

Financing activities:
Net proceeds from long-term debt, net of issuance costs	95,738	463,863
Net proceeds from issuance of equity securities	—	171,220
Repurchase of common stock	(50,000)	—
Other	(36,508)	(7,873)

Net cash provided by financing activities	9,230	627,210

Increase in cash and cash equivalents	2,123	7,704
Cash and cash equivalents, beginning of period	1,704	763

Cash and cash equivalents, end of period	$3,827	$8,467

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
Total assets	$3,286,141	$2,784,561

Liabilities (excluding long-term debt)	$829,145	$593,636
Long-term debt	1,217,604	1,120,236
Minority interest in consolidated partnership	125,181	122,534
Stockholders’ equity	1,114,211	948,155

Total liabilities and stockholders’ equity	$3,286,141	$2,784,561

Working capital (a)	$(15,144)	$(16,220)

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Production volumes:
Oil (MBbls)	2,482	2,509	7,446	7,027
Natural gas (MMcf)	6,978	5,323	18,915	18,359
Combined (MBOE)	3,645	3,396	10,598	10,086

Daily production:
Oil (Bbls/D)	26,975	27,275	27,174	25,738
Natural gas (Mcf/D)	75,847	57,857	69,031	67,249
Combined (BOE/D)	39,617	36,917	38,679	36,946

Average realized prices:
Oil (per Bbl)	$108.21	$63.48	$104.22	$53.73
Natural gas (per Mcf)	9.57	6.09	9.67	6.02
Combined (per BOE)	92.00	56.45	90.49	48.39

Average costs per BOE:
Lease operations expense	$13.43	$10.93	$12.27	$10.43
Production, ad valorem, and severance taxes	9.15	5.89	9.04	5.13
Depletion, depreciation, and amortization	16.06	14.43	15.01	13.52
Impairment of long-lived assets	7.21	—	2.48	—
Exploration	3.67	2.63	2.87	2.37
General and administrative	4.20	3.73	3.45	2.60
Derivative fair value loss (gain)	(65.69)	4.65	7.75	6.76
Other operating	1.12	1.87	0.93	1.35
Marketing loss (gain)	(0.08)	0.24	0.06	0.05

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
	EAC Standalone	ENP	EAC Standalone	ENP
Production volumes:
Oil (MBbls)	2,078	404	6,193	1,253
Natural gas (MMcf)	5,984	994	15,966	2,949
Combined (MBOE)	3,076	569	8,854	1,744

Daily production:
Oil (Bbls/D)	22,586	4,389	22,603	4,571
Natural gas (Mcf/D)	65,048	10,799	58,268	10,763
Combined (BOE/D)	33,428	6,189	32,314	6,365

Average realized prices:
Oil (per Bbl)	$107.85	$110.06	$104.51	$102.81
Natural gas (per Mcf)	9.52	9.88	9.67	9.71
Combined (per BOE)	91.36	95.29	90.53	90.25

Average costs per BOE:
Lease operations expense	$13.04	$15.53	$12.22	$12.51
Production, ad valorem, and severance taxes	8.97	10.08	8.98	9.36
Depletion, depreciation, and amortization	16.09	15.92	14.88	15.71
Impairment of long-lived assets	8.55	—	2.97	—
Exploration	4.33	0.08	3.43	0.06
General and administrative	4.13	4.56	3.17	4.85
Derivative fair value loss (gain)	(54.94)	(123.72)	6.84	12.37
Other operating	1.21	0.61	0.99	0.59
Marketing loss (gain)	(0.06)	(0.23)	0.06	0.06

Encore Acquisition Company
Derivative Summary as of October 28, 2008
(unaudited)
Oil Derivative Contracts (b) (c)

	Average	Weighted	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Nov. — Dec. 2008
	14,880	$83.36	—	$—	2,440	$101.99	5,000	$91.56
	6,000	71.67	—	—	2,000	96.65	—	—
	5,500	62.27	—	—	—	—	—	—
	3,000	56.67	(4,000)	50.00	—	—	—	—
2009
	11,630	110.00	—	—	440	97.75	2,000	90.46
	8,000	80.00	(5,000)	50.00	—	—	3,000	89.22
	—	—	—	—	—	—	1,000	68.70
2010
	880	80.00	—	—	440	93.80	—	—
	2,000	75.00	—	—	1,000	77.23	—	—
2011
	1,880	80.00	—	—	1,440	95.41	—	—
	1,000	70.00	—	—	—	—	—	—
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Nov. — Dec. 2008
	6,300	$8.18	—	$—	6,300	$9.52	5,000	$8.14
	11,300	7.38	—	—	7,500	8.35	5,000	7.47
	20,000	6.35	—	—	—	—	—	—
2009
	3,800	8.20	—	—	3,800	9.83	—	—
	3,800	7.20	—	—	—	—	—	—
2010
	3,800	8.20	—	—	3,800	9.58	—	—
	3,800	7.20	—	—	—	—	—	—

(b)	Oil prices represent NYMEX WTI monthly average prices, while natural gas prices represent various price points in 2008, and IF Houston Ship Channel prices for 2009 and 2010. The differential between IF HSC and NYMEX Henry Hub is approximately $0.30 per Mcf.

(c)	From time to time, Encore sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with Encore’s other floor contracts. In addition to the floor contracts shown above for 2009, Encore has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX”, which is a non-GAAP financial measure. The following table provides reconciliations of “Adjusted EBITDAX” to net income (loss) and net cash provided by operating activities, Encore’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income (loss)	$206,307	$11,985	$201,807	$(2,272)
Depletion, depreciation, and amortization	58,545	49,026	159,114	136,372
Impairment of long-lived assets	26,292	—	26,292	—
Non-cash equity-based compensation	3,758	7,310	9,963	12,790
Exploration	13,381	8,920	30,462	23,856
Interest expense and other	16,571	23,076	51,579	66,151
Income taxes	121,184	8,986	118,595	1,490
Minority interest in income (loss) of consolidated partnership	31,086	(2,988)	16,198	(2,988)
Payments of deferred commodity premiums	(10,239)	(7,034)	(30,822)	(19,219)
Non-cash derivative fair value loss (gain)	(262,167)	22,070	38,203	87,108

Adjusted EBITDAX	204,718	121,351	621,391	303,288
Change in other operating assets and liabilities	(18,472)	22,527	(47,376)	(15,620)
Other non-cash expenses	118	7,102	6,658	11,973
Interest expense and other	(16,571)	(23,076)	(51,579)	(66,151)
Current income taxes	15,225	133	(8,942)	(116)
Cash exploration expense	(1,227)	(279)	(2,763)	(1,345)
Payments of deferred commodity premiums	10,239	7,034	30,822	19,219
Purchased options	(17,358)	(2,473)	(19,224)	(37,604)

Net cash provided by operating activities	$176,672	$132,319	$528,987	$213,644

     “Adjusted EBITDAX” is used as a supplemental financial measure by Encore’s management and by external users of Encore’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of Encore’s assets without regard to financing methods, capital structure, or historical cost basis, (2) the ability of Encore’s assets to generate cash sufficient to pay interest costs and support its indebtedness, (3) Encore’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure, and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to net income (loss), operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Adjusted EBITDAX” in the same manner.
     This press release also includes a discussion of “net income excluding certain items”, which is a non-GAAP financial measure. The following tables provide a reconciliation of net income excluding certain items to net income (loss), Encore’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended September 30,
	2008		2007
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income	$206,307	$3.80	$11,985	$0.22
Add: OCI amortization and change in fair value in excess of premiums	(252,863)	(4.73)	11,755	0.21
Less: tax benefit on OCI amortization and change in fair value in excess of premiums	94,242	1.76	(4,380)	(0.08)
Add: non-cash unit-based compensation related to ENP’s management incentive units	1,058	0.02	5,746	0.11
Less: change in minority interest related to ENP’s management incentive units	(346)	(0.01)	(2,196)	(0.04)
Add: impairment of long-lived assets	26,292	0.49	—	—
Less: tax benefit on impairment of long-lived assets	(9,799)	(0.18)	—	—
Add: loss on divestiture of oil and natural gas properties	—	—	3,247	0.06
Less: tax benefit on divestiture of oil and natural gas properties	—	—	(1,211)	(0.02)

Net income excluding certain items	$64,891	$1.15	$24,946	$0.46

	Nine Months Ended September 30,
	2008		2007
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss)	$201,807	$3.70	$(2,272)	$(0.04)
Add: OCI amortization and change in fair value in excess of premiums	(13,762)	(0.27)	56,877	1.05
Less: tax benefit on OCI amortization and change in fair value in excess of premiums	5,131	0.10	(21,198)	(0.39)
Add: non-cash unit-based compensation related to ENP’s management incentive units	3,174	0.06	5,746	0.11
Less: change in minority interest related to ENP’s management incentive units	(1,062)	(0.02)	(2,196)	(0.04)
Add: impairment of long-lived assets	26,292	0.49	—	—
Less: tax benefit on impairment of long-lived assets	(9,799)	(0.18)	—	—
Add: loss on divestiture of oil and natural gas properties	—	—	5,457	0.10
Less: tax benefit on divestiture of oil and natural gas properties	—	—	(2,034)	(0.04)

Net income excluding certain items	$211,781	$3.88	$40,380	$0.75

     Encore believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income excluding certain items” should not be considered an alternative to net income (loss), operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of “net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income excluding certain items” in the same manner.